Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-63100, 333-63120, 333-72814, and 333-102047 on Form S-8 and Nos. 333-63142 and 333-72914 on Form S-3 of Rockwell Collins, Inc. and subsidiaries (the “Company”) of our reports dated November 6, 2003 (which report on the consolidated financial statements, expresses an unqualified opinion and includes two explanatory paragraphs noting that the Company did not operate as a stand-alone entity during all the periods presented and changed its method of accounting for goodwill and certain other intangible assets effective October 1, 2001), appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended September 30, 2003.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 12, 2003